

School Specialty®

2018 Q3 Investor Update

November 8, 2018

2018 YTD Performance / Outlook – Executive Summary

- **Through three quarters of 2018, we are reporting revenue growth of 2.4%, despite ending the quarter with a $14.8 million higher open order position. YTD booked orders are up 3.9%. Updated full-year revenue outlook is $680.0 million, or the low end of the original guidance.**
  - The Supplies and Furniture product lines are on track to show growth of approximately 2.0% and 12.0%, respectively in 2018; Supplies momentum was tempered in Q3 due to shipping delays which have been rectified.
  - The full-year impact of the Triumph Learning ("TL") acquisition is driving a significant increase in the Instruction & Intervention product line; limited organic growth due to sales force reorganization (complete); and limited new products. Expecting progress in both areas to drive growth in 2019.
  - Science Curriculum is expected to be down due to limited science adoption opportunities in 2018; certain large non-adoption opportunities are shifting to 2019, which has caused us to lower our outlook for this segment. Science Curriculum is expected to rebound considerably in 2019 and 2020.
  - The Agendas and AV Tech product lines continue to show weakness and are collectively expected to be a 0.8% drag on our full-year growth outlook. Major re-vamp of the Agendas product line for 2019, a simplified order process and integration into Team-Sell model all expected to improve performance.

- **YTD gross margins ("GM") of 34.4% are below expectations and have declined 260 bps year-over-year. We expect full-year GM to be consistent with YTD levels.**
  - While mix at the Segment level (Distribution vs. Curriculum) was unfavorable, the largest driver of the year-over-year decline is Distribution Segment margins which are down 260 bps.
  - While higher Instruction & Intervention ("I&I") revenues have had a positive impact on the Distribution Segment margins, a 390 bps decline in Supplies margins and a 180 bps decline in Furniture margins have driven the overall decrease.
    - Within Supplies, approximately 195 bps of the decline has been the mix of sales at the item; price compression of approximately 1.8% has driven approximately 105 bps of the rate decrease, with the remaining 80 bps attributable to item level cost increases (approximately 1.6% cost increase overall).
      - Approximately one-third of the price compression noted in Supplies is due to the resetting of the multi-year NYC contract, which had relatively consistent pricing for more than five (5) years.
    - Within Furniture, the net impact of price and cost changes at the item level has had a positive impact on gross margin. The negative impact is entirely driven by the mix of items being purchased and the completion of certain larger products which tend to carry an overall lower margin.
  - Given the breadth of items we carry, the thousands of customers we serve and the various means in which customers transact with us, precisely projecting mix is difficult. However, we have fallen short of our objectives to drive sales of higher-margin products and shift the mix towards our proprietary brands.
  - GM has been stable and we expect Supplies and Furniture will improve modestly in Q4. 2019 margins are expected to show improvement.

2018 YTD Performance / Outlook – Executive Summary Cont'd

- **While year-to-date SG&A is up $6.7 million or 4.1%, SG&A in Q3 was down $5.1 million or 7.9%, as we continue to aggressively manage costs.**
  - Adjusting for increases in depreciation & amortization ("D&A"), non-cash stock-based compensation, FX (gain) loss, the full-year impact of Triumph learning and restructuring-related expenses, all other operating SG&A declined by 10.4% in Q3 and is below PY by 1.6% YTD, despite increases in transportation costs and wage rates.
  - *Transportation costs have increased nearly 16.0%, driving a $1.2 million negative impact in Q3 and $4.0 million impact YTD.*
  - *Record low unemployment has led to staffing challenges in our core fulfillment centers; this has resulted in higher wage rates and lower productivity driven by exceptionally high turnover. The impact of staffing challenges is estimated at $0.5 million in Q3 and $0.8 million YTD.*
  - *For the full year, we are forecasting SG&A (excluding D&A) to be flat with PY, despite supporting a 3.2% increase in revenue and absorbing the full-year impact of TL, transportation cost increases, and wage inflation.*

- **Based on our lower revenue outlook and current gross margin trends, our Adjusted EBITDA outlook for 2018 is $43.0 million.**
  - Our current outlook represents nearly a $20.0 million reduction in revenue outlook. The primary drivers of this are: specific Curriculum opportunities moving into 2019; adjusting the Supplies growth outlook from 2.8% to 2.1%; and adjusting the Furniture growth outlook from 15.0% to 12.0%.
    - Strong Supplies growth trends softened in September and October, while the fulfillment centers worked to bring the backlog down. As the situation improved, order trends also strengthened.
  - After Q2, we had forecasted overall GM of approximately 35.9%, as the impact of the new NYC contract was largely behind us and we expected the mix to move to levels more consistent with 2017. Supplies margins have remained below expectations and this is reflected in our full-year outlook. The lower Curriculum revenue outlook also brought down our overall margin outlook.

- **Looking ahead to 2019, we are expecting significant improvement in our financial performance from a top-line, bottom-line and cash flow perspective.**
  - A rebound in Science and I&I, two high-margin categories, are expected to lead the way from a revenue perspective. Preliminarily, we see $15-$20 million plus of growth in these areas. This will also improve our overall gross margins from a mix perspective and contribute strongly to the bottom-line.
  - Our Supplies growth rate should pick up in 2019 and we expect Supply margins to modestly improve through improved mix, refinements to our pricing and better penetration of our proprietary brands.
    - In addition, our business with Amazon continues to be very strong (+34%) and present considerable upside and many significant Safety & Security (+71%) are beginning to emerge.
  - The opportunity pipeline driving our Furniture business remains strong and will support continued growth. We expect our growth to be enhanced by improvements and expansion of Learning Environment sales and support organization, which will enable us to identify and successfully pursue a larger number of opportunities.
  - Finally, we are confident our fulfillment challenges will not recur and we will continue to manage costs effectively.



Financial Update

2018 Q3 Financial Performance Summary

2018 Q3 YTD Income Statement Summary			
($'s in millions)	FY 18 Actual	FY 17 Actual	Variance
Revenue	$558.8	$545.9	$12.9
Gross Profit	$192.4	$202.1	($9.8)
Gross Margin %	34.4%	37.0%	-260 bps
Selling, General & Administrative Expenses (1)	$170.6	$163.9	$6.7
Operating Income	$20.7	$37.9	($17.2)
Adjusted EBITDA	$43.5	$56.3	($12.8)

2018 Q3 YTD Revenue Summary			
($'s in millions)	FY 18 Actual	FY 17 Actual	Variance
Supplies	$253.4	$260.2	($6.9)
Furniture	$176.0	$154.2	$21.7
Instruction & Intervention	$48.9	$33.9	$15.0
AV Tech	$12.0	$13.6	($1.6)
Agendas	$28.7	$33.5	($4.8)
Science	$37.5	$47.9	($10.4)

2018 3rd Quarter Income Statement Summary			
($'s in millions)	FY 18 Actual	FY 17 Actual	Variance
Revenue	$290.3	$288.6	$1.6
Gross Profit	$97.5	$107.1	($9.6)
Gross Margin %	33.6%	37.1%	-350 bps
Selling, General & Administrative Expenses (1)	$59.6	$64.7	($5.1)
Operating Income	$37.2	$42.3	($5.1)
Adjusted EBITDA	$44.0	$48.7	($4.7)

2018 3rd Quarter Revenue Summary			
($'s in millions)	FY 18 Actual	FY 17 Actual	Variance
Supplies	$119.7	$124.9	($5.2)
Furniture	$99.6	$88.8	$10.8
Instruction & Intervention	$22.0	$17.5	$4.5
AV Tech	$3.7	$4.3	($0.7)
Agendas	$23.9	$26.6	($2.8)
Science	$19.3	$23.9	($4.5)

(1) SG&A includes restructuring-related costs of $2.0M and $2.9M in the first nine months of 2018 and 2017, respectively. Q3 restructuring-related costs in SG&A are $0.3M and $1.0M, respectively for 2018 and 2017.

Fiscal Year 2018 – Revenue / Order Summary

School Specialty

2018 YTD thru Q3 Revenue Summary			
($'s in millions)	FY 18 Actual	FY 17 Actual	Variance
Supplies	$253.4	$260.2	-2.6%
Furniture	$176.0	$154.2	14.1%
Instruction & Intervention	$48.9	$33.9	44.2%
AV Tech	$12.0	$13.6	-11.5%
Agendas	$28.7	$33.5	-14.4%
Science	$37.5	$47.9	-21.7%

YTD Booked Orders thru Q3			
($'s in millions)	FY 18 Actual	FY 17 Actual	Variance
Supplies	$266.0	$258.4	2.9%
Furniture	$189.4	$167.1	13.4%
Instruction & Intervention	$50.4	$36.4	38.6%
AV Tech	$12.7	$13.6	-6.6%
Agendas	$29.5	$34.0	-13.5%
Science	$35.4	$52.2	-32.2%

YTD Q3 Revenue of $558.8 million vs. $545.9 million in 2017, up $12.9 million or 2.4%.

- Distribution segment increase of $23.3 million or 4.7% YOY.
  - YTD reported revenue has been negatively impacted by shipping delays in our fulfillment centers due to staffing challenges. This has primarily impacted the Supplies product line. Open orders at the end of Q3 2018 were up $14.8 million YOY, $10.7 million of which was in Supplies. Substantially all of the backlog shipped in October.
  - Instruction & Intervention ("I&I") revenues have increased by $15.0 million or 44.2%, which included $16.3 million of incremental revenues associated with the TL acquisition (Q3 2017). After a slow start, orders for core I&I products have strengthened, especially for proprietary products such as Wordly Wise and SPIRE.
  - Furniture order rates have remained strong in Q3, supporting YTD bookings growth of 13.4%.
  - Continued challenges in the AV Tech and Agendas areas; down slightly more than anticipated.
- Curriculum segment revenues decreased by $10.4 million or 21.7% in the first nine months of 2018, due to limited state science adoptions and large open territory opportunities; expect to finish the year down approximately $12.0 million as several large opportunities have pushed into 2019 (two of which are in pilot and one is an existing customer).
  - The decline in 2018 is primarily timing and market-driven; based on identified opportunities, we expect significant growth in 2019. FOSS remains well-positioned and we continue to enhance our proprietary Science offering.
- Based on current order trends, we expect full-year revenue of $680.0 million consistent with the low end of our original guidance. However, the mix is expected to be unfavorable and have a negative impact on gross profit.

Fiscal Year 2018 – Overall and Distribution Gross Profit

School Specialty

Overall gross profit of $192.4 million for the first three quarters of 2018 is down $9.7 million as compared to prior year; YTD GM of 34.4% for 2018 was down 260 bps YOY. Excluding PD amortization, YTD GM declined YOY by 260 bps.

Distribution segment GM decreased by 260 bps in the first nine months of fiscal 2018, as compared to the first nine months of fiscal 2017; excluding product development amortization, YTD Distribution segment GM was down 240 bps.

- YOY rate variances in the Distribution product lines had a 280 bps negative impact on GM, which was partially offset by a shift in Distribution product line mix which improved margins by 40 bps (net impact 240 bps decline). The favorable mix was driven by the revenue increases in our I&I product line, partially offset by the growth in the Furniture product line. Higher product development amortization in 2018 had a 20 bps negative impact on GM.
- The 280 bps GM decline at the product line level was due to a combination of: lower average sales price ("ASP") at the item level (-80 bps); cost increases (-80 bps); a shift in product mix *within* each respective product line (-70 bps); and higher freight costs associated with vendor direct shipments (-50 bps).
  - Updated pricing within certain large strategic agreements and more competitive pricing in certain departments within the Supplies product line, drove the lower ASPs noted above.
  - However, more competitive pricing drove growth and customer penetration within these Supplies departments.
  - Unfavorable product mix within the Supplies product line had a negative impact on gross profit of approximately $5.8 million; new product introductions (net of discontinued products) and mix within other product lines offset approximately $3.0 million of this impact to arrive at the negative $2.8 million impact noted below.

Going into the fourth quarter, GM stabilized; the Company is focused on improving its mix of sales towards higher-margin products, including SSI's proprietary brands.

(amounts in millions)	Gross Profit $'s	Gross Margin $
2017 Q3 YTD Gross Profit / Gross Margin	$ 176.2	35.4%
Volume	8.2	0.0%
Mix between Distribution product lines	1.6	0.4%
Mix within the product lines	(2.8)	-0.7%
Lower Avg. Selling Prices (includes FX)	(5.0)	-0.8%
Product cost changes	(4.1)	-0.8%
Drop ship freight increases	(2.3)	-0.5%
Change in product development amortization	(0.7)	-0.2%
2018 Q3 YTD Gross Profit / Gross Margin	$ 171.2	32.8%

Fiscal Year 2018 – Curriculum Gross Profit & Gross Margin

Curriculum segment GM increased by 240 bps in the three quarters ended September 29, 2018. Excluding product development amortization, YTD gross margin increased by 200 bps.

- Lower product costs YTD 2018 have contributed 200 bps of gross margin improvement.
- Lower product development amortization has positively impacted gross margin by 40 bps.
- Minor price adjustments related primarily to shipping and handling fees were largely offset by a favorable mix, driven by increased training revenue recognized in 2018 compared to PY, which carries a relatively higher gross margin.

(amounts in millions)	Gross Profit $'s	Gross Margin $
2017 Q3 YTD Gross Profit / Gross Margin	$ 25.9	54.1%
Volume	(6.2)	0.0%
Mix within product lines	0.4	0.4%
Lower effective pricing (includes FX)	(0.2)	-0.4%
Product cost changes	0.7	2.0%
Freight rate increases	-	0.0%
Change in product development amortization	0.5	0.4%
2018 Q3 YTD Gross Profit / Gross Margin	$ 21.2	56.5%

Fiscal Year 2018 SG&A Review

(amounts in thousands)	Q3 2018	Q3 2017	YTD 2018	YTD 2017
Total SG&A costs	$ 59,607	$ 64,694	$ 170,553	$ 163,882
Less:				
D&A	4,164	2,920	13,478	9,307
Stock-based compensation	(19)	572	1,178	1,663
FX (gain) loss	(67)	40	3	19
Triumph Learning direct SG&A [1]	2,721	2,448	9,345	2,448
Restructuring-related	313	140	497	2,031
All other operating SG&A	$ 52,494	$ 58,574	$ 146,052	$ 148,414
Change in all other operating SG&A		$ (6,080)		$ (2,361)
		10.4%		1.6%

increases / (decreases) (amounts in thousands)	Q3	YTD
YOY Increases / (decreases) to All Other Operating SG&A:		
Change in variable SG&A related to volume [2]	$ (428)	$ (695)
Impact of higher freight rates	1,216	4,023
Impact to direct labor costs/staffing related to FC inefficiencies	482	803
Fixed staffing levels (Compensation & Benefits)	520	1,429
Catalog expense [3]	(4,703)	(3,557)
Reduced incentive compensation expense	(2,611)	(3,035)
Changes in other SG&A categories	(556)	(1,329)
YOY Decrease in All Other SG&A Costs	$ (6,080)	$ (2,361)

(1) Triumph Learning acquisition completed August 2017.
(2) Variable SG&A includes seasonal, OT and temp help, commissions and outbound transportation costs for FC orders. Volume, in terms of COGS, was down 2.0% in Q3 and 1.4% YTD.
(3) Adoption of ASC 606 has contributed $2.9M and $0.4M of the Q3 catalog expense reduction in Q3 and YTD Q3, respectively.

SG&A Comments

- SG&A YTD up $6.7 million or 4.1%, driven by increases in D&A, increased transportation rates, and the impact of the Triumph Learning acquisition.
- Q3 SG&A down $5.1 million or 7.9%.
- Continued focus on managing SG&A expenses in Fiscal 2018 allowed the Company to absorb incremental SG&A associated with D&A and a full year of Triumph Learning without a disproportionate increase in overall SG&A.
- Adjusting for D&A, stock-based compensation, FX (gain) loss, TL and restructuring-related expenses, all other operating SG&A declined by 10.4% in the quarter and 1.6% YTD, despite a 2.4% YTD revenue increase.
- Industry-wide increases in freight rates led to increases in transportation expenses.
- Staffing challenges and higher wages decreased productivity and increased direct labor costs in the fulfillment centers.
- Catalog rationalization efforts continue and are driving reductions in catalog spend; marketing spend transitioning to digital media.
- Reductions in incentive compensation are directly attributable to the Company's overall financial performance.
- Company anticipates further cost reductions from Process Excellence initiatives, as well as greater efficiencies related to the completion of IT projects in process.

Fiscal Year 2018 – First Nine-Month Financial Review

SG&A expense was $170.6 million YTD Q3 FY18 vs. $163.9 million YTD Q3 FY17, an increase of $6.7 million.

- The adoption of ASC 606 resulted in $0.4 million of lower catalog expenses in the first nine months of 2018. While the impact of ASC 606 on catalog costs is timing-related, the Company anticipates continued reductions in Q4 catalog costs as substantially all 2019 catalog production costs will be incurred in 2019 vs. December 2018.
- The Triumph Learning acquisition accounts contributed approximately $6.9 million of incremental SG&A costs in the first nine months of 2018; approximately $1.5 million of the TL SG&A costs are non-recurring integration costs.
- Depreciation and amortization was $4.2 million higher YTD in Q3 FY 2018.
- Outbound transportation costs increased by $3.7 million YTD in 2018, due primarily to industry-wide increases to overall freight rates.
- Remaining SG&A costs were down $7.7 million YOY, due primarily to lower catalog costs and lower incentive-based compensation, partially offset by higher transportation expense. Catalog costs (excluding the impact of ASC 606) are down YOY by $3.2 million, due primarily to our overall strategy of de-emphasizing printed catalogs.
- SG&A is trending to be near the low end of FY 2018 guidance. However, this includes approximately $5.0 million more D&A than originally planned.

Operating income of $20.7 million YTD Q3 2018 vs. operating income of $37.9 million YTD Q3 2017 / Net loss of $0.1 million YTD Q3 2018 vs. net income of $17.5 million YTD Q3 2017.

- YTD interest expense of $11.4 million through Q3 2018 was down $0.4 million from YTD Q3 2017; increased average borrowings in 2018 vs. 2017, related primarily to last year's Q3 acquisition of Triumph Learning, have increased cash interest expense by $0.6 million in 2018.
- YTD non-cash interest of $2.5 million is down $1.0 million YOY.
- YTD Q3 2018 income tax provision of $9.4 million is up $5.1 million vs. PY. However, YOY incremental tax benefits expected in Q4 2018 are expected to offset a portion of the increase. Full-year cash taxes for 2018 are expected to be approximately $2.0 million. YTD Q3 2017 included a $4.3 million net loss loss associated with the early extinguishment of debt, which did not repeat in 2018.

Adjusted EBITDA of $43.5 million vs. Adjusted EBITDA of $56.3 million.

- The adoption of ASC 606 has positively impacted YTD Q3 2018 EBITDA by $0.5 million, as the timing-related negative impacts from the 1H of 2018 have essentially reversed.
- Considering the timing shift due to shipping delays and the SG&A outlook for the remainder of 2018, Adjusted EBITDA is expected to improve Q4 2018 vs. Q4 2019 by approximately $2.5 million, resulting in full-year EBITDA in the range of approximately $43.0 million.

Free Cash Flow ("FCF") of -$98.5 million through Q3 2018; down $39.8 million compared to YTD Q3 2017.

- The increased negative FCF was driven primarily by lower YTD Adjusted EBITDA and a $23.3 million greater increase in working capital YTD 2018 vs. YTD 2017.
- The outlook for Adjusted EBITDA, Capex/Product Development and Working Capital for the balance of 2018 result in approximately $0 of full-year FCF.

Working Capital Analytics / Other Cash Flow Drivers

School Specialty

($'s in millions)	Q3 2018 Actual	Q3 2017 Actual	Q3 2016 Actual	Q3 2015 Actual (1)
Accounts Receivable	$175.1	$162.3	$172.1	$174.2
Inventories	$96.0	$84.3	$84.8	$89.0
Deferred Catalog Costs	$0.00	$2.9	$0.0	$0.0
Prepaid Expense and Other Current Assets	$17.7	$15.4	$0.0	$0.0
Accounts Payable	$43.2	$38.4	$44.0	$33.8
Other Current Liabilities	$38.4	$38.2	$0.0	$0.0
Net Working Capital	**$207.2**	**$147.9**	**$145.4**	**$156.1**
NWC (% of TTM Revenue)	**30.9%**	**21.9%**	**22.6%**	**25.1%**
Days Sales Outstanding (DSO)	54.9 Days	51.2 Days	51.9 Days	53.0 Days
Days Inventory on Hand (DIOH)	45.3 Days	42.2 Days	40.6 Days	43.4 Days
Days Payable Outstanding (DPO)	20.4 Days	19.2 Days	21.1 Days	16.5 Days
CAPEX	**$2.9**	**$3.5**	**$2.1**	**$1.3**
Product Development	**$0.9**	**$1.2**	**$0.6**	**$1.1**
Cash Interest	**$3.3**	**$2.8**	**$3.5**	**$4.0**

- Accounts Receivable up by $12.8M due primarily to higher revenues; DSOs increased by 3.7 days due to shipping delays.
- Inventory increase of $11.7M Increase is primarily related to the incremental open order position entering Q3.
- ASC 606 impact on working capital was minimal (-$0.2M) as of the end of Q3 2018 vs. end of Q3 2017.
- Capex of $2.9M consistent with plan; on track for full year investment of approximately $14.0 million.
- Product development investment in line with plan; spending increase due to expanded I&I product portfolio and investment to support 2019 science adoption opportunities and FOSS middle school expansion.

(1) Represents the three fiscal months ended September 25, 2015

Capitalization Summary

School Specialty

($'s in millions)	Q3 2018 Actual	Q3 2017 Actual	Q3 2016 Actual	Q2 2015 Actual
Cash and Cash Equivalents	$7.92	$8.17	$7.35	$11.78
ABL Facility, maturing in 2022	$85.80	$53.39	$50.64	$83.10
Term Loan, maturing in 2022	$111.73	$122.63	$122.23	$132.10
Total 1st Lien Debt	**$197.53**	**$176.02**	**$172.86**	**$215.20**
Deferred Cash Payment Obligations (PIK Notes)	$24.46	$22.32	$19.69	$18.27
Total Debt	**$221.98**	**$198.34**	**$192.55**	**$233.47**
Net Debt (Total Debt – Cash and Cash Equiv.)	***$214.06***	***$190.17***	***$185.20***	***$221.69***
Equity Market Capitalization	$125.30	$117.25	$100.03	$88.41
Enterprise Value ("EV")	**$339.36**	**$307.42**	**$285.23**	**$310.10**
LTM Adjusted EBITDA	**$40.38**	**$50.66**	**$45.86**	**$44.13**
EV / LTM Adj. EBITDA	8.4x	6.1x	6.2x	7.0x
GAAP Total Debt Reconciliation:				
Total Debt from above	$221.98	$198.34	$192.55	$233.47
Term Loan Original Issue Discount	---	($0.00)	($1.50)	($1.97)
Unamortized Term Loan Debt Issue Costs	($2.70)	($3.53)	($3.72)	($4.90)
GAAP Total Debt	**$219.28**	**$194.80**	**$187.32**	**$226.60**

Total Net Debt Increase Driven by:

a) $19.8M of TTM negative FCF. Q3 2018 shipping delays have shifted the 2018 cash conversion cycle.
b) $2.1M additional PIK note interest

ABL and Term Loan Facilities:

a) Outstanding balance on ABL $85.8M at 9/29/18
b) Gross excess availability of $46.3M (borrowing base availability + cash) compared to a minimum excess availability requirement of $12.5M, indicating an availability cushion of ~$33.8M
c) Term Loan balance at Q3 reflects $110.0M original balance + $14.0M delayed draw for TL acquisition reduced by $12.3M of principal repayments.

Q3 Financial Covenants:

a) Net total leverage ratio of ~3.80X vs. a covenant of 4.00X
b) Fixed cost coverage ratio of ~1.41X vs. a covenant of 1.40X
c) November 2018 amendment provides sufficient cushion over next four quarters (see Form 10Q filed on 11/8/18 for more details).

- Strong Balance Sheet and Financial Flexibility.
- ***3.4% reduction in reported net debt over past three years***, despite funding an acquisition in 2017 entirely with debt.
- Anticipate further deleveraging based on free cash flow outlook over the next twelve months.

Direct Cash Flow Calculations

(amounts in thousands)	Nine Months Ended Sept 29, 2018	Nine Months Ended Sept 30, 2017
Adjusted EBITDA	$ 43,507	$ 56,260
Capex	(8,921)	(11,676)
Prod Dev	(3,581)	(2,283)
Proceeds from sales	100	-
Unrealized FX (gain) loss	(18)	6
Other	(2,826)	(3,103)
Change in WC, excl tax	(116,350)	(89,294)
Unleveraged free CF	$ (88,089)	$ (50,090)
Cash Interest	(8,819)	(8,298)
Taxes	(1,559)	(263)
Leveraged free CF	$ (98,467)	$ (58,651)
Cash paid for acquisition	-	(18,114)
Total Cash Flow	$ (98,467)	$ (76,765)
GAAP CF		
Operating	$ (86,065)	$ (44,692)
Investing	(12,402)	(32,073)
	$ (98,467)	$ (76,765)

Impact of the Adoption of ASC 606

Summary Income Statement Impact:

($'s in millions)	YTD 2018 Prior to Adoption of ASC 606	ASC 606 Adjustments	YTD 2018 as Reported
Revenues	$557.23	$1.61	$558.84
Cost of revenues	$365.24	$1.23	$366.47
Gross profit	$191.98	$0.39	$192.37
SG&A	$170.69	($0.13)	$170.55
Operating Profit	$20.15	$0.52	$20.67
Pre-tax income	$8.80	$0.52	$9.32
Tax provision	$8.97	$0.45	$9.42
Net income / (loss)	($0.17)	$0.07	($0.10)
Adjusted EBITDA	$42.99	$0.52	$43.51

Summary Balance Sheet Impact:

($'s in millions)	Q3 2018 Prior to Adoption of ASC 606	ASC 606 Adjustments	Q3 2018 as Reported
Assets:			
Accounts Receivable	$175.09	$0.02	$175.11
Inventories, net	$98.72	($2.69)	$96.02
Deferred catalog costs	$3.07	($3.07)	$ -
Prepaid & other current assets	$13.41	$4.32	$17.73
Deferred tax	$2.45	($0.45)	$2.00
Liabilities:			
Contract liabilities (formerly deferred revenue)	$4.63	$2.60	$7.23
Other accrued liabilities	$18.97	($1.08)	$17.88
Equity:			
Accumulated deficit	($13.61)	($3.39)	($17.00)

- Adoption of ASC 606 impacts the timing of revenue recognition and the timing of catalog expense. **Adoption of ASC 606 is not expected to have a material impact on the Company's 2018 full-year revenue, SG&A, EBITDA, or cash flow. As such, the Company is not modifying its guidance as a result of adopting ASC 606.**
- The most significant impact on year-over-year comparability is in catalog expense and deferred catalog costs. While ASC 606 will not impact the Company's annual catalog expense, the new standard does:
  - Impact the YOY quarterly comparative to catalog costs. Q1 catalog expense in 2018 will increase over PY, while Q2 and Q3 catalog expense in 2018 will show offsetting decreases vs. PY comparable quarters.
  - Result in certain balance sheet reclassifications as described in Footnote 4 of the Company's 10Q filed on 11/8/18.

2018 Outlook: Mix Driven GM Challenges offset Revenue Gains

School Specialty

2018 Outlook Updated As of 11/8/2018					
($'s in millions)	FY17 Actual	Original Outlook	Current Estimate	Current Update	Q2 Update
Revenue	$658.40	$680 - $695	**$680**	**Curriculum opportunities moved into 2019; Supplies growth adjusted from 2.8% to 2.1%; Furniture growth adjusted to +12% from +15%.**	At or above high end of original range
Gross Profit	$243.20	$252 - $261	**$234**	**Below range due to reduced revenue & GM outlook**	Slightly below the low end of original range
Gross Margin %	*36.90%*	*37.0% - 37.6%*	***34.40%***	**Q2 outlook of 35.9% reduced to 34.4% based on impact of lower Curriculum sales and lower expected margins in the Supplies product line**	Approximately 100 bps YOY decline
Variable SG&A %	*7.90%*	*~7.7%*	**8.20%**	**Higher than expected transportation cost increases; impact of staffing challenges in the fulfillment centers**	While transportation rates pressures have increased, on track to deliver variable SG&A
SG&A Expenses SG&A (as a % of revenue)	$218 (33.1%)	$223 - $227 ~32.7%	**$223 32.8%**	**Higher transportation & direct labor costs offset by cost reductions executed in 2H**	2H 2018 actions identified; SG&A near the mid-point of range, inclusive of $4.1M incremental D&A
EBIT Operating Margin	$24.9 3.8%	~$32 ~4.7%	**$12.4 1.8%**	**YOY EBIT decline of ~12M due to lower gross profit and $4.6M increase in D&A.**	EBIT improvement of ~$4M - $5M
Adjusted EBITDA Margin %	$53.1 8.10%	$55 - $60 8.4%	**$43 6.3%**	**EBITDA forecasted to be down YOY by $10.1M**	EBITDA anticipated to be at the low end of the original range; ~4% increase

- CAPEX and Product Development investments expected to be $13.9M and $5.3M, respectively, which is modestly lower than previously estimated. Product development increase related to increased investment in supplemental curriculum products and preparation for Science Curriculum opportunities in 2019.
- Current estimate is that Leveraged Free Cash will be approximately $0 in 2018; while lower EBITDA impacted FCF, the largest driver is one-time shift in the cash conversion cycle by approximately 30 days due to shipping delays. The will positively impact 2019. The Q2 FCF estimate was $20M-$22M.



Appendix

Consolidated Statement of Operations

	For the Three Months Ended		For the Nine Months Ended	
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Revenues	$ 290,280	$ 288,641	$ 558,839	$ 545,928
Cost of revenues	192,776	181,513	366,470	343,782
Gross profit	97,504	107,128	192,369	202,146
Selling, general and administrative expenses	59,607	64,694	170,553	163,882
Facility exit costs and restructuring	667	138	1,149	354
Operating income	37,230	42,296	20,667	37,910
Other expense:				
Interest expense	4,157	3,537	11,351	11,783
Loss on early extinguishment of debt	-	-	-	4,298
Income before provision for income taxes	33,073	38,759	9,316	21,829
Provision for income taxes	14,517	4,614	9,420	4,321
Net income (loss)	$ 18,556	$ 34,145	$ (104)	$ 17,508
Weighted average shares outstanding:				
Basic	7,000	7,000	7,000	7,000
Diluted	7,063	7,025	7,000	7,023
Net income (loss) per Share:				
Basic	$ 2.65	$ 4.88	$ (0.01)	$ 2.50
Diluted	$ 2.63	$ 4.86	$ (0.01)	$ 2.49

	For the Three Months Ended		For the Nine Months Ended	
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Adjusted (EBITDA) reconciliation:				
Net income (loss)	$ 18,556	$ 34,145	$ (104)	$ 17,508
Provision for income taxes	14,517	4,614	9,420	4,321
Purchase accounting deferred revenue adjustments	77	-	716	-
Restructuring costs	667	138	1,149	354
Restructuring-related costs incl in SG&A	313	1,039	2,001	2,930
Loss on early extinguishment of debt	-	-	-	4,298
Depreciation and amortization expense	4,213	2,952	13,606	9,425
Amortization of development costs	1,503	1,690	4,189	3,973
Net interest expense	4,157	3,537	11,351	11,783
Stock-based compensation	(20)	572	1,177	1,663
Adjusted EBITDA	$ 43,983	$ 48,687	$ 43,505	$ 56,255

Condensed Consolidated Balance Sheet

SCHOOL SPECIALTY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Thousands, Except Share and Per Share Amounts)

	September 29, 2018	September 30, 2017
ASSETS		
Current assets:		
Cash and cash equivalents	$ 7,922	$ 8,167
Accounts receivable, less allowance for doubtful accounts of $1,004 and $1,575, respectively	175,111	162,343
Inventories, net	96,024	84,250
Deferred catalog costs	-	2,924
Prepaid expenses and other current assets	17,731	15,357
Refundable income taxes	-	6
Total current assets	$ 296,788	$ 273,047
Property, plant and equipment, net	31,732	33,884
Goodwill	26,842	31,437
Intangible assets, net	34,245	32,347
Development costs and other	15,407	18,487
Deferred taxes long-term	2,002	150
Total assets	$ 407,016	$ 389,352

	September 29, 2018	September 30, 2017
LIABILITIES AND STOCKHOLDERS' EQUITY		
Current liabilities:		
Current maturities - long-term debt	$ 90,450	$ 56,142
Accounts Payable	43,219	38,352
Accrued compensation	5,211	9,199
Contract liabilities	7,232	5,592
Accrued royalties	2,105	-
Accrued income taxes payable	6,001	3,367
Other accrued liabilities	17,884	20,019
Total current liabilities	172,102	132,671
Long-term debt - less current maturities	128,830	138,817
Other liabilities	569	169
Total liabilities	301,501	271,657
Stockholders' equity:		
Common stock, $0.001 par value per share, 50,000,000 shares authorized; 7,000,000 shares outstanding	7	7
Capital in excess of par value	124,228	122,512
Accumulated other comprehensive loss	(1,720)	(1,379)
Retained earnings (accumulated deficit)	(17,000)	(3,445)
Total stockholders' equity	105,515	117,695
Total liabilities and stockholders' equity	$ 407,016	$ 389,352

Condensed Consolidated Statement of Cash Flows

School Specialty

	For the Nine Months Ended	
	September 29, 2018	September 30, 2017
Cash flows from operating activities:		
Net income (loss)	$ (104)	$ 17,508
Adjustments to reconcile net income to net cash used in operating activities:		
Depreciation and intangible asset amortization expense	13,607	9,425
Amortization of development costs	4,190	3,973
(Gain) on disposal of assets	(20)	-
Amortization of debt fees and other	815	1,061
Loss on early extinguishment of debt	-	4,298
Unrealized foreign exchange (gain) loss	(18)	6
Share-based compensation expense	1,145	1,663
Deferred taxes	990	35
Non-cash interest expense	1,717	2,424
Changes in current assets and liabilities:		
Accounts receivable	(105,744)	(96,051)
Inventories	(20,333)	(7,812)
Deferred catalog costs	-	2,336
Prepaid expenses and other current assets	(1,412)	(2,247)
Accounts payable	16,614	14,216
Accrued liabilities	2,488	4,473
Net cash used by operating activities	(86,065)	(44,692)
Cash flows from investing activities:		
Additions to property, plant and equipment	(8,921)	(11,676)
Investment in product development costs	(3,581)	(2,283)
Cash paid in acquisitions, net of cash acquired	-	(18,114)
Proceeds from sale of assets	100	-
Net cash used in investing activities	(12,402)	(32,073)
Cash flows from financing activities:		
Proceeds from bank borrowings	201,776	358,793
Repayment of debt and capital leases	(126,190)	(305,003)
Earnout payment for acquisition	(816)	-
Payment of debt fees and other	-	(4,016)
Net cash provided by financing activities	74,770	49,774
Effect of exchange rate changes on cash	(242)	61
Net decrease in cash and cash equivalents	(23,939)	(26,930)
Cash and cash equivalents, beginning of period	31,861	35,097
Cash and cash equivalents, end of period	$ 7,922	$ 8,167

Fiscal 2018 Outlook: Reconciliation to Non-GAAP

The Company's Adjusted EBITDA and Leveraged Free Cash Flow outlook for FY18 are non-GAAP measures. Reconciliations of these non-GAAP measures to the nearest GAAP financial measures are presented in the following tables:

	Adjusted EBITDA Outlook
Operating income	$ 12.4
Plus:	
Depreciation and amortization	23.9
Restructuring-related costs	4.9
Stock-based compensation expense	1.8
Adjusted EBITDA	$ 43.0

	Leveraged Free Cash Flow Outlook
Cash provided by operations	$ 19.2
Cash used in investing	(19.2)
Leveraged free cash flow	$ -

Safe Harbor Statement

This presentation contains statements about School Specialty's future financial condition, results of operations, equity value, expectations, plans, or prospects, including the information regarding our Fiscal 2018 financial and performance and business objectives outlook, that constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," "projects," "should," "targets" and/or similar expressions. These forward-looking statements are based on School Specialty's current estimates and assumptions as of the date of the information presented and as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty's Report on Form 10-K for the fiscal year ended December 30, 2017, which factors are incorporated herein by reference. Other risks and uncertainties include, but are not limited to, the following: failure to comply with restrictive covenants under our credit facilities and other debt instruments; material adverse effects on our operating flexibility resulting from our debt levels; volatile or uncertain economic conditions; inability to timely respond to the needs of our clients; declining school budgets; cyberattack or improper disclosure or loss of sensitive or confidential company, employee or client data; and other factors that may be disclosed from time to time in our SEC filings or otherwise. Any forward-looking statement in this presentation speaks only as of the date in which it is made. Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

Non-GAAP Financial Information

School Specialty

Non-GAAP Financial Information

This presentation includes references to Adjusted EBITDA, Leveraged/Unleveraged Free Cash Flow, and Total Debt, each of which is a non-GAAP financial measure. Adjusted EBITDA represents net income (loss) adjusted for: provision for (benefit from) income taxes; restructuring costs; restructuring-related costs included in SG&A; purchase accounting deferred revenue adjustment; loss on early extinguishment of debt; depreciation and amortization expense; amortization of development costs; net interest expense; and stock-based compensation. Unleveraged Free Cash Flow represents Adjusted EBITDA adjusted for: capital expenditures; product development expenditures; proceeds from sales; unrealized foreign exchange gains and losses; other; and changes in working capital. Leveraged Free Cash Flow is Unleveraged Free Cash Flow adjusted for Cash Interest and Cash Taxes. Total Debt represents the cash repayment obligations associated with the Company's borrowings excluding unamortized term loan debt issuance costs and term loan original issue discount.

The Company considers Adjusted EBITDA a relevant supplemental measure of its financial performance and Leveraged and Unleveraged Free Cash Flow relevant supplemental measures of liquidity. The Company believes these non-GAAP financial results provide useful supplemental information for investors regarding trends and performance of our ongoing operations and are useful for year-over-year comparisons of such results. We also use these non-GAAP financial measures in making operational and financial decisions and in establishing operational goals. The Company assesses its operating performance using both GAAP operating income and non-GAAP Adjusted EBITDA in order to better isolate the impact of certain, material items that may not be comparable between periods. The Company believes that Leveraged/Unleveraged Free Cash Flow provides a meaningful measure of its ability to generate cash improvement liquidity. In addition, the Company believes it provides investors a useful basis for assessing the Company's ability to fund both its operating activities and reinvestments into the business, as well as service its debt, including debt repayments. The Company considers Total Debt a meaningful measure of the future cash obligations of the Company which is useful in assessing future liquidity needs.

In summary, we believe that providing these non-GAAP financial measures to investors, as a supplement to GAAP financial measures, helps investors to (i) evaluate our operating and financial performance and future prospects, (ii) compare financial results across accounting periods, (iii) better understand the long-term performance of our core business, and (iv) evaluate trends in our business, all consistent with how management evaluates such performance and trends.

Adjusted EBITDA does not represent, and should not be considered, an alternative to net income or operating income as determined by GAAP, and our calculation may not be comparable to similarly titled measures reported by other companies. Leveraged/Unleveraged Free Cash Flow does not represent, and should not be considered, an alternative to cash flow from operations. Total Debt should not be considered an alternative to Total Debt as determined under GAAP.

A reconciliation of: (i) Adjusted EBITDA to GAAP net income (loss) for the three and nine-months ended September 29, 2018 and September 30, 2017 and projected Fiscal 2018 Adjusted EBITDA to projected Fiscal 2018 operating income; (ii) Leveraged/Unleveraged Free Cash Flow to Adjusted EBITDA for the three and nine-months ended September 29, 2018 and September 30, 2017; and, (iii) Total Debt to GAAP Total Debt as of September 29, 2018, September 30, 2017, October 1, 2016 and September 25, 2015 is included in this 2018 Q3 Investor Update dated November 8, 2018.